Sub-Item 77Q(1)(e):  Copies of any New or Amended Investment Advisory
Contracts

On April 13, 2015, the Trust and Driehaus Capital Management LLC entered into a Letter Agreement with respect to Driehaus Frontier Emerging Markets Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is incorporated herein by reference to Exhibit (d)(ix) of Post-Effective Amendment No. 81 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 14, 2015.

On May 1, 2015, the Trust and Driehaus Capital Management LLC entered into an Expense Limitation Agreement with respect to Driehaus Frontier Emerging Markets Fund. A copy of the Expense Limitation Agreement is incorporated herein by reference to Exhibit (h)(xx) of Post-Effective Amendment No. 81 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 14, 2015.